Exhibit 5.1

September 26, 2019

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Ladies and Gentlemen:

We have acted as counsel to II-VI Incorporated, a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of an aggregate of 5,954,044 shares of the Company’s common stock, no par value (collectively, the “Shares”).

On September 24, 2019, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of November 8, 2019 (the “Merger Agreement”), by and among the Company, Mutation Merger Sub Inc. a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Finisar Corporation, a Delaware corporation (“Finisar”), Merger Sub merged with and into Finisar, and Finisar continued as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”). Pursuant to the terms of the Merger Agreement, as of the effective time of the Merger (the “Effective Time”), the Company assumed 6,606,702 restricted stock units (each an “Assumed Finisar RSU”) granted pursuant to the Amended and Restated Finisar Corporation 2005 Stock Incentive Plan (the “Finisar Incentive Plan”). Each Assumed Finisar RSU is subject to substantially the same terms and conditions as applied to the Assumed Finisar RSU immediately prior to the Effective Time, except that the number of shares of II-VI Common Stock subject to each Assumed Finisar RSU has been adjusted in accordance with the terms of the Merger Agreement. Accordingly, an aggregate of 4,023,481 shares of the Company’s common stock, no par value (“Company Common Stock”), is issuable in connection with the Assumed Finisar RSUs. Other than the Assumed Finisar RSUs, the Company did not assume any other awards outstanding under the Finisar Incentive Plan at the Effective Time. In addition, as of the Effective Time, the Company assumed (i) the Finisar Corporation 401(k) Profit Sharing Plan (the “Finisar 401(k) Plan”) and (ii) the unused capacity under the Finisar Incentive Plan. Accordingly, the Registration Statement also relates to 1,000,000 shares of Company Common Stock issuable pursuant to the Finisar 401(k) Plan and 930,563 shares of Company Common Stock issuable pursuant to the Finisar Incentive Plan.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinions as to the matters set forth below in connection with the Registration Statement. For purposes of rendering those opinions, we have examined copies of the Finisar Incentive Plan, the Finisar 401(k) Plan, the Registration Statement, the Company’s Amended and Restated Articles of Incorporation, the Company’s Amended and Restated By-Laws, the Merger Agreement, and the corporate actions of the Company with respect to the Finisar Incentive Plan and the Finisar 401(k) Plan, the Registration Statement and the Shares, and we have made such other investigation as we have deemed appropriate. We also have examined and relied upon certificates of public officials and, in rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, we are of the opinion that the Shares have been duly and validly authorized and that the Shares, when issued in accordance with the terms of the Finisar Incentive Plan or the Finisar 401(k) Plan, as applicable, will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter are limited to the Business Corporation Law of the Commonwealth of Pennsylvania. The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of such opinions in order to reflect any changes of law or fact that may occur.

We are furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP